Exhibit 10.10

TERMINATION AGREEMENT

BETWEEN:

Cedara Software Corp.

(the “Company”)

-and -

Merge Technologies Incorporated

(“Merge”)

- and -

Abe Schwartz

(the “Executive”)

WHEREAS the Executive is the current Chief Executive Officer of the Company;

AND WHEREAS the Company is an indirect wholly-owned subsidiary of Merge;

AND WHEREAS the Executive, the Company and Merge wish to conclude their relationship in an orderly fashion and are desirous of resolving all claims, demands, liabilities and issues arising out of the Executive’s employment and cessation of employment;

NOW THEREFORE the Executive, the Company and Merge agree as follows:

1.             The Executive agrees that his employment with the Company shall cease effective on September 1, 2005 (the “Resignation Date”).

2.             The Executive shall resign as an employee and officer of the Company and as an employee, director and officer of all affiliates of the Company other than as a director of Merge and Merge Cedara ExchangeCo Limited effective on the Resignation Date.    Such resignation shall be in the form appended hereto as Schedule “A”.

3.             On the Resignation Date, the Company shall pay to the Executive a lump sum payment equal to the aggregate of: (i) any outstanding wages earned by him up to the Resignation Date, (ii) any outstanding vacation pay owed to the Executive in respect of service up to the Resignation Date, and (iii) a lump sum payment of CDN$285,000 as bonus.

4.             Following the Resignation Date, the Company shall pay to the Executive:

(a)           for a period of two years, continued salary payments at CDN$375,000.00 per year plus all benefits (including car allowance of CDN $9,600 per year) described in the Existing Employment Agreement payable monthly commencing on the Resignation Date;

(b)           for a period of two years, a bonus in the amount of CDN$23,750 payable monthly commencing on the Resignation Date;

(c)           a monthly payment of US$10,000 for a period of 12 months following the date hereof payable on the first day of each month commencing on July 1, 2005.

5.             The Company and the Executive acknowledge and agree that the Executive is currently bound by the terms of a non-competition covenant and a non-solicitation covenant (collectively, the “Non-Competition Covenant”) contained in paragraph 7 of an employee confidentiality and intellectual property assignment agreement between the Company and the Executive dated November 8, 2002 (the “Confidentiality and IP Assignment Agreement”), which Non-Competition Covenant is operative for a period of one year following the termination of employment of the Executive. The Company and the Executive hereby agree that the Non-Competition Covenant contained in the Confidentiality and IP Assignment Agreement is hereby amended so that (i) it will be operative for a two year period following the Resignation Date (instead of one year) and (ii) in addition to the description of the restricted businesses contained therein, it will also apply to any business that is in competition with the business of Merge and its affiliates (and not just Cedara) at the Resignation Date including the business of direct sales of medical imaging software, medical software platforms, medical software systems and related services to end users carried on by Merge or its affiliates at the Resignation Date and that all other terms of the Confidentiality and IP Assignment Agreement remain unamended with full force and effect.  Notwithstanding the foregoing and the Confidentiality and IP Assignment Agreement, nothing herein or therein shall prohibit the Executive from creating or assisting any charitable organization or foundation in any activity.

6.             The Executive shall not be obligated to mitigate his damages as a result of voluntary or involuntary termination of employment with the Company. The Company shall not be entitled to a refund of any amounts paid hereunder, except to the extent that the Executive becomes employed in a manner that violates the terms of the Non-Competition Covenant, in which case the Company shall be entitled to a refund of any amounts paid to the Executive on or after the date of violation of the terms of the Non-Competition Covenant.

7.             Prior to the date hereof, the Executive has been awarded stock options to purchase 1,203,506 Cedara common shares, all of which are currently outstanding and unexercised. On the date hereof, these options have been replaced by replacement options (the “Replacement Options”) to purchase a total of 706,458 shares of Merge common stock, pursuant to the form of Replacement Option Agreement attached hereto as Schedule “B” to be executed by Merge and the Executive (the

“Replacement Option Agreement”). The Replacement Options will continue to vest according to the same schedule as the Executive’s existing Cedara options (as set forth in the Replacement Option Agreement); provided however, that all unvested Replacement Options will become automatically vested upon the death of the Executive or upon a Change of Control of Merge (as such term is defined in the Replacement Option Agreement). All Replacement Options of the Executive will eventually vest according to their original vesting schedule, unaffected by termination of the Executive’s employment, and are not subject to forfeiture for any reason, including a breach of any provision of this Agreement, until such Replacement Options expire according to their terms. The Executive may exercise all of his Replacement Options for a period of three years following termination of employment.

8.             The Company shall reimburse the Executive for properly submitted business expenses incurred through to the Resignation Date for which the Executive was not reimbursed. In this regard, the Executive must submit a final expense report to the Chief Financial Officer of Merge within thirty (30) business days of the Resignation Date.

9.             On the Resignation Date, Merge, the Company and the Executive shall execute a mutual release in the form appended hereto as Schedule “C”.

10.           The employment arrangements with the Executive set out herein shall inure to the benefit of his estate in the event of death.

11.           In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Termination Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

12.           This Termination Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.           The Executive acknowledges that he has been given an opportunity to seek independent legal advice with respect to the matters addressed in this Termination Agreement.

14.           This Termination Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended or superseded only by an agreement in writing signed by the Executive and the Company.

15.           The Company and the Executive agree that this Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF the Termination Agreement has been executed by the parties hereto.

DATED this 1st day of June, 2005.

CEDARA SOFTWARE CORP.

	Per:	/s/ Brian E. Pedlar

MERGE TECHNOLOGIES INCORPORATED

	Per:	/s/ Scott T. Veech

SIGNED, SEALED AND DELIVERED	)
IN THE PRESENCE OF:	)
)
/s/ Dee Rajpal	)	/s/ Abe Schwartz
Signature of Witness	)	Abe Schwartz
)
Dee Rajpal	)
Name of Witness	)
)
Suite 5300, Commerce Court West	)
Address	)
)
Toronto, ON M5L 1B9)